Exhibit 10.75

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of [                    ] [INSERT DATE], by and between Corinthian Colleges, Inc., a Delaware corporation (the “Company”), and [                    ] [INSERT NAME OF EMPLOYEE] (“Employee”).

WITNESSETH:

WHEREAS, the Company and Employee desire to enter into this Agreement to assure the Company of the continuing and exclusive service of Employee and to set forth the terms and conditions of Employee’s employment with the Company.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties agree as follows:

1.	TERM. The Company agrees to employ Employee and Employee hereby accepts such employment, in accordance with the terms of this Agreement, commencing on the date of this Agreement (the “Effective Date”) and continuing for a period of two (2) years hereafter (the “Term”), subject to earlier termination under Section 5 or extension of such term as described in the following sentences. Unless either party has given advanced written notice to the other party that the Term shall not be extended (or further extended, as the case may be), then (1) upon the first anniversary of the Effective Date the Term shall automatically be extended by an additional year (such that the Term shall be scheduled to terminate on the third anniversary of the Effective Date), and (2) upon the second and each successive anniversary of the Effective Date the Term shall automatically be extended by an additional year; provided, however, that in no event shall the Term exceed a period of five (5) years. Provision of notice that this Agreement shall not be extended or further extended, as the case may be, shall not necessarily constitute termination of Employee’s employment, shall not constitute breach of this Agreement, and shall not entitle the Employee to any benefits described in Section 5. Such notice that the Agreement will not be extended shall be provided to Employee no less than 12 months prior to the termination date specified in the notice, subject to earlier termination pursuant to Section 5 below.

2.

SERVICES AND EXCLUSIVITY OF SERVICES. During the Term of this Agreement, Employee shall devote Employee’s full business time, energy and ability exclusively to the business, affairs and interests of the Company and matters related thereto, shall use Employee’s best efforts and abilities to promote the Company’s interests and shall perform the services contemplated by this Agreement in accordance with policies established by and under the direction of the Board of Directors of the Company (the “Board”) and the Chief Executive Officer of the Company or such other executive of the Company as the Chief Executive Officer shall determine from time to time (the “Senior Executive”). Employee shall not, directly or indirectly, during the term of this Agreement render services to any other person or firm for compensation or engage in any activity competitive with or adverse to the Company’s business. Employee may serve as a director or in any other capacity of any business enterprise or any nonprofit or governmental entity or trade association, provided in each case that such service is approved by the Board or the Senior Executive. Notwithstanding the foregoing, Employee may make and manage personal business investments of Employee’s choice and serve in any capacity with any civic, educational or charitable organization (other than as a director of such organization, approval for which may be sought under the immediately preceding sentence of this Section 2) without seeking the approval of the Senior Executive, provided that such activities and services do not interfere or conflict with the performance of the duties hereunder or create any conflict of interest with such duties.

3.	DUTIES AND RESPONSIBILITIES. Employee shall serve as an officer of the Company for the Term of this Agreement. In the performance of Employee’s duties, Employee shall report directly to the Senior Executive and shall be subject to the direction of the Senior Executive and to such limits on Employee’s authority as the Senior Executive may from time to time impose. During the term of this Agreement, Employee shall be based at the Company’s principal executive offices. Employee agrees to observe and comply with the rules and regulations of the Company and agrees to carry out and perform orders, directions and policies of the Company and its Board as they may be, from time to time, stated either orally or in writing. The Company agrees that the duties which may be assigned to Employee shall not be inconsistent with the provisions of the charter documents of the Company or applicable law.

4.	COMPENSATION.

(a)	Base Salary. During the term of this Agreement, the Company agrees to pay Employee a base salary at the annual rate of not less than [$__________] [INSERT CURRENT BASE SALARY], payable in accordance with the Company’s practices in effect from time to time (the “Base Salary”).

(b)

Additional Benefits. Employee shall also be entitled to all rights and benefits for which Employee is otherwise eligible under any bonus plan, Target Bonus (defined below) arrangement, incentive agreement (including stock options and/or other awards granted pursuant to any Company equity award plans (hereinafter the “Equity Award Plans”) provided to Peer Executives (defined as employees who have similar status and responsibility)), participation or extra compensation plan, pension plan, profit-sharing plan, life, medical, dental, disability, or insurance plan (including, except as otherwise prohibited therein, the Company’s Employee Stock Purchase Plan) or policy or other plan or benefit that the Company may provide for Employee or (provided Employee is eligible to participate therein) for Peer Executives or for employees of the

Company generally, as from time to time in effect, during the term of this Agreement (collectively, all of the above shall be referred to as the “Additional Benefits”). In addition to the Base Salary, Employee shall be eligible to earn, for each fiscal year of Company, a target annual incentive bonus equal to [INSERT APPROPRIATE TARGET BONUS] of Employee’s Base Salary (“Target Bonus”), which bonus shall be based on achieving targeted performance goals as determined by the Compensation Committee of the Board.

(c)	Periodic Review. The Compensation Committee of the Board shall review Employee’s Base Salary and Additional Benefits then being paid to Employee not less frequently than every twelve months. Following such review, the Company may in its discretion increase (but shall not be required to increase) the Base Salary or any other benefits, but may not decrease the Base Salary and Target Bonus during the Term of this Agreement; provided, however, that if the Company undertakes any generalized compensation or benefit reductions of Peer Executives, the Company may reduce Employee’s Base Salary and Target Bonus by a percentage equal to the percentage base salary and target bonus reductions effected for all other Peer Executives of the Company.

(d)	Perquisites. Employee shall be entitled to not less than three weeks paid vacation each twelve-month period (or such larger amount of paid vacation as is generally granted to employees of the Company based on time of service with the Company), which shall accrue on a pro rata basis from the Effective Date of this Agreement. Vacation time will continue to accrue so long as Employee’s total accrued vacation does not exceed two times (2x) the then-current rate of annual vacation accrual of the Employee (the “Vacation Accrual Cap”). Should Employee’s accrued vacation time reach the Vacation Accrual Cap, Employee will cease to accrue additional vacation until Employee’s accrued vacation time falls below the Vacation Accrual Cap. Except with respect to the rate of vacation accrual set forth above, all vacation time shall be subject to the plans, policies, programs and practices as in effect generally with respect to other Peer Executives of the Company.

5.	TERMINATION. This Agreement and all obligations hereunder (except the obligations contained in Sections 8, 9, 10, 11, 12 and 13 (Trade Secrets/Confidential Information, Agreement Not to Disclose, Property of Company, Unfair Competition, Solicitation of Employees, and Indemnity) which shall survive any termination hereunder) shall terminate upon the earliest to occur of any of the following.

(a)	Voluntary Termination by Employee/End of Term/Retirement. Employee may terminate employment and this Agreement by giving no less than [eight (8) weeks’] notice to the Company. This Agreement shall also terminate upon expiration of the Term or upon notice pursuant to Section 1 above or Employee’s retirement from the Company in accordance with the normal retirement policies of the Company.

(b)	Death or Disability of Employee. Employee’s employment shall be terminated upon the death or Disability (as defined below) of Employee. In such instance, except as set forth below, all obligations hereunder to Employee (or Employee’s heirs or legal representatives) shall cease, other than for payment of the sum of (A) Employee’s Base Salary through the date of termination to the extent not theretofore paid, (B) pro rata portion of the Target Bonus calculated as of the date of termination and any other amount earned through the date of termination pursuant to another cash compensation agreement; and (C) any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (A), (B), and (C) each shall be a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be hereinafter referred to as the “Accrued Obligations”), which shall, subject to Section 5(h), be paid to Employee or Employee’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days after the date of termination or any earlier time required by applicable law. For the purposes of this Agreement, Disability shall mean that Employee is either (1) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, or (2) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company, or (3) if determined to be totally disabled by the Social Security Administration, or (4) if determined to be disabled in accordance with the applicable disability insurance program of the Company, provided that the definition of “disability” applied under such disability insurance program complies with the requirements of this Section. The termination of this Agreement due to the death or Disability of Employee shall have no effect on the rights and obligations of Employee (or Employee’s personal representative or beneficiary, as the case may be) with respect to stock options or other rights granted under the Company’s Equity Award Plans, as amended, or the Company’s Employee Stock Purchase Plan, or any subsequent employee benefit or equity compensation plan adopted by the Company, all of which rights and obligations shall be governed solely and exclusively by the applicable terms and conditions of such plans and the agreements issued thereunder.

(c)	Cause. The Company may terminate Employee’s employment and all of Employee’s rights to receive Base Salary and any Additional Benefits hereunder for Cause. For purposes of this Agreement, the term “Cause” shall be defined as any of the following; provided, however, that the Company must determine the presence of such Cause in good faith based upon information then known to the Company:

Employee has engaged in or committed: willful misconduct, gross negligence or dishonesty which injures the Company; theft, fraud or other illegal conduct; a refusal, failure or unwillingness to discharge the responsibilities of Employee’s assigned position; abuse of alcoholic beverages or use of narcotics or other controlled substances (except as prescribed by a licensed physician); conduct which reflects adversely upon, or making any remarks to persons outside the Company disparaging of (except as and to the extent protected by Section 806 of the Sarbanes Oxley Act of 2002 or any similar federal or state law), the Company, its Board, officers, directors, advisors or employees or its affiliates or subsidiaries; insubordination; harassment of another Company employee on the basis of age, race, sex, religion, national origin, sexual orientation, physical or mental disability or any other category or condition protected and as defined by applicable law; any willful act that is likely to and which does in fact have the effect of injuring the reputation, business or a business relationship of the Company; violation of the Company’s Code of Business Conduct and Ethics; violation of any fiduciary duty; violation of any duty of loyalty; and breach of any term of this Agreement.

(d)	Without Cause. Notwithstanding any other provision of this Section 5, the Company shall have the right to terminate Employee’s employment with the Company without Cause at any time, but in the event of such termination without Cause and subject to the satisfaction of the condition in Section 5(f), Employee shall be entitled to receive a lump sum payment equal to [ ] times the value of Employee’s Base Salary in effect as of the date of such termination (hereinafter such amount shall be referred to as the “Lump Sum Payment”). Subject to Section 5(h), such Lump Sum Payment to Employee shall be paid to Employee within 60 days of the date of such termination.

(e)	Good Reason. Employee may terminate employment with the Company for Good Reason within six (6) months following the initial existence of Good Reason. In the event that Employee fails to terminate employment within such period but Employee’s employment under this Agreement in fact terminates at the initiation of Employee, such termination shall be deemed a termination by Employee without Good Reason. Regardless of whether a resignation occurs prior to, coincident with or after a “Change in Control,” “Good Reason” shall mean any one or more of the following:

(i)	An involuntary material diminution in Employee’s Base Salary.

(ii)	An involuntary material diminution in Employee’s authority, duties, or responsibilities.

(iii)	A 50 mile or greater change in the geographic location at which Employee must perform services.

(iv)	Any other action or inaction by the Company that constitutes a material breach of the Agreement.

Employee must give the Company written notice which shall identify with reasonable specificity the grounds for Good Reason within 90 days of the initial existence of Good Reason, upon the notice of which the Company shall have 30 days to cure the alleged grounds for Good Reason contained in the notice. In the event Employee fails to notify the Company of the existence of Good Reason within such 90-day period but Employee’s employment under this Agreement in fact terminates at the initiation of Employee, such termination shall be deemed a termination by Employee without Good Reason. If Employee terminates employment with the Company for Good Reason, then subject to Section 5(h) and the satisfaction of the condition in Section 5(f), Employee shall be entitled to receive a Lump Sum Payment equal to that which would be paid to Employee under Section 5(d) hereof within 60 days following the termination of employment.

(f)	The Executive shall be entitled to receive the benefits described in Sections 5 and 7 provided that the Executive must execute and deliver to the Company the severance and release agreement attached hereto as Exhibit A within 50 days of the Termination without Cause and not revoke it pursuant to any revocation rights afforded by law. If the Executive does not timely execute and deliver to the Company such severance and release agreement, or if the Executive has executed the severance and release agreement but revokes it, no severance benefits shall be paid.

(g)	Employee agrees that the payments and benefits contemplated by this Section 5 shall constitute the exclusive and sole remedy for any termination of employment and Employee covenants and agrees not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. The Lump-Sum Payment under Section 5(d) and 5(e) shall be deemed a separate payment for purposes of Code Section 409A, intended to qualify as a “short-term deferral” under Treasury Regulation § 1.409A-1(b)(4) to the maximum extent possible and, for any other portion thereof, under the “two-year/two-times” exclusion from being a deferral of compensation under Treasury Regulation § 1.409A-1(b)(9)(iii) to the maximum extent possible.

(h)

Notwithstanding anything to the contrary in the other provisions of this Agreement, any payment under this Agreement under Section 5 or Section 7 that the Company reasonably determines is subject to Section 409A(a)(2)(B)(i) of the Code shall not be paid or payment commenced until the later of (i) six (6) months after the date of Employee’s termination of employment or Employee’s death and (ii) the payment date or commencement date specified in this Agreement for such payment(s). On the earliest date on which such payments can be made or commenced without violating the requirements of Section 409A(a)(2)(B)(i) of the Code, Employee shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence.

(i)	If a payment under this Section 5 or Section 7 would be payable upon or during a specified period following a termination of Employee’s employment and such payment would constitute a deferral of compensation under Section 409A of the Code, the term “termination of employment” shall mean a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h). Employee shall have no control or influence as to the time of payment of any payment under this Section 5 or Section 7 payable during a specified period following termination.

6.	BUSINESS EXPENSES. During the Term of this Agreement, to the extent that such expenditures satisfy the criteria under the Internal Revenue Code for deductibility by the Company (whether or not fully deductible by the Company) for federal income tax purposes as ordinary and necessary business expenses, the Company shall reimburse Employee promptly for reasonable business expenditures, including travel, entertainment, parking, business meetings, and professional dues, made and substantiated in accordance with the reasonable policies, practices and procedures established from time to time by the Company generally with respect to other Peer Executives and incurred in the pursuit and furtherance of the Company’s business and good will.

7.	CHANGE IN CONTROL.

(a)	If, (A) “In Anticipation Of,” as defined below, or within 12 months after a “Change in Control” of the Company (or any successor), as defined below, the Company involuntarily terminates Employee’s employment without Cause, or (B) within 12 months after a Change in Control, Employee terminates employment for Good Reason, then subject to Section 5(h) and the satisfaction of the condition in Section 5(f), Employee shall receive a lump sum payment equal to two times (2x) the amount that would be required to be paid to Employee as a Lump Sum Payment under Section 5(d) upon Employee’s termination other than for Cause (hereinafter the “Change in Control Payment”) within 60 days following the termination of employment. The payment under this Section 7(a) shall be deemed a separate payment from any payment under Section 5(d) or 5(e) for purposes of Section 409A of the Code intended to qualify as a “short-term deferral” under Treasury Regulation § 1.409A-1(b)(4) to the maximum extent possible and, for any other portion thereof, under the “two-year/two-times” exclusion from being a deferral of compensation under Treasury Regulation § 1.409A-1(b)(9)(iii) to the maximum extent possible after such exclusion is applied to payments under Section 5.

(b)	In the event that any economic benefit, payment or distribution by the Company to or for the benefit of Employee, whether paid, payable, distributed or distributable, pursuant to this Section 7 or otherwise In Anticipation Of or following a Change in Control, including, if applicable, the vesting of Employee’s equity compensation awards (hereinafter, the “Total Payments”), would result in all or a portion of such Total Payments being subject to excise tax under Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax and any applicable interest and penalties, collectively referred to in this Agreement as the “Excise Tax”), then Employee shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by Employee of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes and penalties imposed pursuant to Section 409A of the Code, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments. Notwithstanding the foregoing, if it shall be determined that Employee is entitled to the Gross-Up Payment, but that the Parachute Value of the Total Payments does not exceed 110% of the Safe Harbor Amount, then no Gross-Up Payment shall be made to Employee and Employee’s Total Payments (including the Change in Control Payment) shall be either (A) the full payment or (B) such lesser amount that would result in no portion of the Total Payment being subject to Excise Tax, whichever of the foregoing amounts, taking into account the applicable Federal, state, and local employment taxes, income taxes, and the Excise Tax, results in the receipt by Employee, on an after-tax basis, of the greatest amount of Total Payments notwithstanding that all or some portion of the Total Payments may be taxable under Section 4999 of the Code. Unless Employee shall have given prior written notice to the Company to effectuate a reduction in the Total Payments in a manner other than as set forth, if such a reduction is required, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating the Change in Control Payment, then by reducing or eliminating any accelerated vesting of equity compensation awards, then by reducing or eliminating any other remaining Total Payments.

(c)	All determinations required to be made under this Section 7 shall be made by the outside independent public accounting firm providing services to the Company immediately prior to the event triggering the payments that are subject to the Excise Tax, which firm must be reasonably acceptable to Employee (the “Accounting Firm”). The Company shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to the Company and Employee. Notice must be given to the Accounting Firm within 20 business days after an event entitling Employee to a Change in Control Payment under this Agreement. Any determination by the Accounting Firm shall be binding upon the Company and Employee. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(d)	Any Gross-Up Payment, as determined pursuant to this Section 7, shall be paid by the Company to Employee within five (5) days of the receipt of the Accounting Firm’s determination, but by no later than the end of Employee’s taxable year next following Employee’s taxable year in which Employee remits the related taxes. If, at a later date, the Internal Revenue Service assesses a deficiency against Employee on the basis that the Excise Tax with respect to any amount paid to Employee is greater than that which was determined at the time such amounts were paid, the Company shall pay to Employee an additional Gross-up Payment with respect to such Excise Tax by the end of Employee’s taxable year next following Employee’s taxable year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority. Upon notice by Employee of any audit or other proceeding that may result in a liability to the Company under this Section, Employee shall promptly notify the Company of such audit or other proceeding and the Company may, at its option, but solely with respect to the item or items that relate to such potential liability, choose to assume the defense of such audit or other proceeding at its own cost, provided that (i) Employee shall cooperate with the Company in such defense and (ii) the Company will not settle such audit or other proceeding without the consent of Employee (such consent not to be unreasonably withheld).

(e)	Definitions. The following terms shall have the following meanings for purposes of this Section 7.

(i)	“In Anticipation Of”: For purposes of this Section 7, the involuntary termination by the Company of Employee’s employment shall be deemed to have been “In Anticipation Of” a Change in Control if such termination (A) was at the request of an unrelated third party who has taken steps reasonably calculated to effect a Change in Control (if the Change in Control ultimately occurs), or (B) occurred after a Potential Change in Control has occurred, prior to the abandonment of the transaction contemplated by the Potential Change in Control, and the Change in Control contemplated by such Potential Change in Control or a Change in Control that is an alternative transaction occurs within 12 months after such involuntary termination (and not more than 18 months after the Potential Change in Control).

(ii)	“Change in Control”: For purposes of this Section 7, a “Change in Control” means, and shall be deemed to have taken place, if (1) any person or entity or group of affiliated persons or entities, including a group which is deemed a “person” by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities; (2) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each new Board member was approved by a vote of at least three-fourths (3/4) of the Board members then still in office who were Board members at the beginning of such period; (3) any reorganization, consolidation, merger or similar transaction involving the Company in which the Company is not the continuing or surviving corporation or pursuant to which the Company’s securities would be converted into cash, securities or other property (other than a merger of the Company in which the holders of the Company’s voting securities immediately prior to the merger have more than 50% of the combined voting power of the securities of the corporation or other entity resulting from or surviving such merger, calculated on a fully-diluted basis in accordance with generally accepted accounting principles after giving effect to such merger, immediately after such merger); or (4) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company.

(iii)	“Parachute Value” of a payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such payment.

(iv)	A “Potential Change in Control” shall be deemed to have occurred if (A) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; (B) any person (including the Company) publicly announces an intention to take actions which if consummated would constitute a Change in Control; or (C) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

(v)	The “Safe Harbor Amount” means 2.99 times Employee’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

8.	TRADE SECRETS/CONFIDENTIAL INFORMATION. Employee recognizes that Employee shall be employed in a sensitive position that involves a relationship of trust and confidence. During the course of Employee’s employment or hiring, Employee may receive, develop, otherwise acquire, have access to or become acquainted with trade secrets or other confidential and sensitive information relating to the business of the Company. In this regard, Employee understands and hereby agrees that the term “trade secrets” shall include, but not be limited to, customer lists, potential customer lists, all information stored in the company database such as notes, proposals, historical sales, pricing strategies, price quotes to customers or potential customers, customer contracts, all devices, methods, techniques, compilations, processes, job specifications, product specifications, work and product samples, future plans, costs, financial information and data, training materials and information, customer files, pricing structure, pricing lists, job lists, job order information, software data, computer disks, vendor suppliers’ lists and contact persons, market analysis, marketing plans, cost and pricing information, labor rates and piece-work prices, the names, contact information, buying habits or practices of any of the Company’s customers and potential customers, know-how, vendors, suppliers, or employees, written business records, business files, computer data, business operating forms, documents, specifications, plans, and compilations of information concerning the business, customers, or employees of the Company. If it is at any time determined that any of the information or materials identified above are, in whole or in part, not entitled to protection as trade secrets, Employee agrees that they shall nevertheless be considered and treated as confidential information that is protected under this Agreement, in the same manner as trade secrets, to the maximum extent permitted by law.

9.	AGREEMENT NOT TO DISCLOSE. Employee shall not, at any time during the term of this Agreement or after its termination, disclose to others, either directly or indirectly, or take or use for Employee’s own purposes or the purposes of others, either directly or indirectly, any trade secret or any confidential information, knowledge, data or know-how of the Company. Employee understands and acknowledges that these restrictions shall also apply to trade secrets, confidential information, knowledge, data or know-how conceived, originated, discovered or developed by Employee within the scope of Employee’s employment or hiring.

10.	PROPERTY OF COMPANY. All trade secrets and confidential information, whether prepared by Employee or otherwise coming into Employee’s possession or control, shall remain the exclusive property of the Company. Upon the termination of Employee’s employment or whenever required by the Company, Employee shall immediately deliver to the Company all property and materials in Employee’s possession or under Employee’s control belonging to the Company, including, but not limited to, all trade secrets and confidential information of the Company and any documents or materials that describe or refer to such trade secrets and/or confidential information.

11.	UNFAIR COMPETITION. Employee acknowledges that the information listed in Section 8 above, as well as other information regarding the Company’s customers and business, is confidential and constitutes trade secret, commercially sensitive, and proprietary information. While employed by the Company, and following separation of employment from the Company, Employee will not, directly or indirectly, use this or any other trade secret information to solicit any of the Company’s customers or use the Company’s trade secret information to negotiate with any of the Company’s customers, or to disrupt, damage, impair, or interfere with the Company’s business. Subject to the limitations noted herein, Employee is not, however, restricted from being employed by or engaged in any type of business following the termination of Employee’s employment relationship with the Company.

12.	SOLICITATION OF EMPLOYEES. Employee agrees that while employed by the Company, and as a result of the Employee’s position with the Company, the Employee will acquire specialized knowledge regarding the Company’s employees. Therefore, Employee agrees that for a period of one (1) year after Employee’s separation of employment from the Company, Employee will not, directly or indirectly, solicit any person who is engaged as a regular, temporary, introductory, full time or part time employee, agent, or independent contractor by the Company to terminate his or her employment or engagement with the Company for any reason. Employee agrees to an additional one (1) year nonsolicitation period if the Employee’s separation of employment from the Company occurs following a Change in Control.

13.	INDEMNITY. In addition to any other separate agreement with the Company concerning indemnification, to the fullest extent permitted by applicable law and the bylaws of the Company, as from time to time in effect, the Company shall indemnify Employee and hold Employee harmless for any acts or decisions made in good faith while performing services for the Company, and the Company shall use its best efforts to obtain coverage for Employee (provided the same may be obtained at reasonable cost) under any liability insurance policy or policies now in force or hereafter obtained during the term of this Agreement that cover other officers of the Company having comparable or lesser status and responsibility; provided, however, that this paragraph shall not apply to any claims initiated solely by Employee against the Company. To the same extent, the Company will pay and, subject to any legal limitations, advance all expenses, including reasonable attorneys’ fees and costs of court approved settlements, actually and necessarily incurred by Employee in connection with the defense of any action, suit or proceeding and in connection with any appeal thereon, which has been brought against Employee by reason of Employee’s service as an officer or agent of the Company.

14.	REMEDIES.

(a)	The parties to this Agreement agree that the services to be rendered by Employee pursuant to this Agreement, and the rights and privileges granted to the Company pursuant to this Agreement, are due to Employee’s years of experience and expertise of a special, unique, extraordinary and intellectual character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and that a breach by Employee of any of the terms of this Agreement will cause the Company great and irreparable injury and damage. Employee hereby expressly agrees that the Company shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach of this Agreement by Employee. This Section shall not be construed as a waiver of any other rights or remedies which the Company may have for damages or otherwise.

(b)	Employee and the Company mutually agree that, in the event of a restatement of the Company’s financial results caused by misconduct, whether or not by Employee, Employee shall forfeit, and shall be obligated to return to the Company, that portion of bonuses and other incentive or equity compensation awarded to, or earned by, Employee on the basis of having met or exceeded performance targets for performance periods that occurred during the restatement period, and by the amount which employees’ equity award exercises or sales would have resulted in lower net proceeds to the Employee. If such bonuses and other incentive and equity compensation would have been lower had they been calculated based on such restated results, the Employee shall reimburse the Company for that portion (or all) of such bonuses and incentive and equity compensation as determined in the good faith judgment of the Board or the appropriate committee thereof.

The term “misconduct” and other terms relating to erroneous financial reports shall have meanings and be interpreted in a manner consistent with the meanings and interpretation of such terms under Section 304 of the Sarbanes-Oxley Act of 2002.

15.	SEVERABILITY. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

16.	SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the stock of the Company or to which the Company assigns this Agreement by operation of law or otherwise. The obligations and duties of Employee hereunder are personal and otherwise not assignable.

17.	NOTICES. Any notice or other communication provided for in this Agreement shall be in writing and sent if to the Company to its principal executive office at:

Corinthian Colleges, Inc.

6 Hutton Centre Drive, Suite 400

Santa Ana, California 92627

Phone: (714) 427-3000; Facsimile: (714) 427-3013

Attention: General Counsel

or at such other address as the Company may from time to time in writing designate, and if to Employee at such address as Employee may from time to time in writing designate (or, if not so designated, at the last address for such Employee on the employment records of the Company). Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this Section 17 and a verification of receipt is received, (ii) if given by mail, three (3) days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually delivered at such address.

18.	ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes any prior agreements, whether written or oral, undertakings, commitments and practices relating to Employee’s employment by the Company. This is a fully integrated agreement.

19.	AMENDMENTS. No amendment or modification of the terms of this Agreement shall be valid unless made in writing and duly executed by both parties.

20.	WAIVER. Except as otherwise provided in this Agreement, no failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof or of any other right and any single or partial exercise shall not preclude any further or other exercise of such right or any other right.

21.	GOVERNING LAW. This Agreement, and the legal relations between the parties, shall be governed by and construed in accordance with the laws of the State of California without regard to conflicts of law doctrines and any court action arising out of this Agreement shall be brought in any court of competent jurisdiction within the State of California, County of Orange.

22.

ARBITRATION. As a material inducement to enter into this Agreement, Employee and the Company each hereby agrees that any “Claims” or “Controversies” (as defined below) arising out of or in respect to this Agreement (or its validity, interpretation or enforcement), or Employee’s employment or termination, that Employee may have against the Company or it officers, directors, employees, or agents, in their capacity as such, or that the Company may have against Employee, shall be resolved solely through final and binding arbitration. EMPLOYEE AND THE COMPANY EACH HEREBY ACKNOWLEDGES

THAT THIS AGREEMENT TO ARBITRATE MEANS THAT EMPLOYEE AND THE COMPANY ARE RELINQUISHING THE RIGHTS EACH MAY OTHERWISE HAVE TO EITHER A JURY TRIAL OR COURT TRIAL FOR THE RESOLUTION OF ANY CLAIMS OR CONTROVERSIES THAT EMPLOYEE AND THE COMPANY MAY HAVE AGAINST THE OTHER.

The Terms “Claims” or “Controversies” arising out of this Agreement or Employee’s employment or termination means and includes all claims for breach of this Agreement, harassment and/or discrimination (including sexual harassment and harassment or discrimination based on race, color, religion, age, sex, sexual orientation, ancestry, national origin, marital status, military service, pregnancy, physical or mental disability, medical condition or any other protected class or condition), breach of any contract or covenant (express or implied), tort claims, wrongful termination, whistle-blowing and all other claims relating to this Agreement (including the arbitrability of any Claim or Controversy) or Employee’s employment or termination, except that claims covered by the Workers’ Compensation Act and claims for unemployment benefits are not covered by this agreement to arbitrate. All Claims or Controversies shall be submitted to a single neutral arbitrator who shall issue a written decision describing the essential findings and conclusions on which the arbitrator’s award is based. The arbitration shall take place in Orange County, California, unless otherwise mutually agreed. The arbitrator shall be mutually agreed-upon by Employee and the Company. If Employee and the Company cannot agree upon an arbitrator, the selection process shall be governed by the employment arbitration rules and procedures of JAMS. Regardless of the arbitrator chosen, the arbitration proceedings shall be governed by the then current JAMS procedural rules, except that if a contrary rule exists: (1) all monetary or provisional remedies available under applicable state or federal statutory law or common law will remain available to both parties; (2) except as mutually agreed upon by the parties, there will be no limitation on discovery beyond that which exists in cases litigated in Orange County Superior Court; and (3) the California Rules of Evidence shall apply to the arbitration hearing.

The Company will pay the arbitrator’s fees and arbitration expenses and any other costs associated with the arbitration hearing (except that each side bears its own deposition, witness, expert and attorneys’ fees and other expenses as and to the same extent as if the matter were being heard in court). If, however, any party prevails on a statutory claim, which (if brought in court) affords the prevailing party attorneys’ fees and/or costs , then the arbitrator may award reasonable fees and costs to the prevailing party. The arbitrator will resolve any dispute as to who is the prevailing party and as to the reasonableness of any fee or cost. This agreement to arbitrate and arbitration procedure is intended to be the exclusive method of resolving all Claims or Controversies as described above between Employee and the Company and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

23.	WITHHOLDING. All compensation payable hereunder, including salary and other benefits, shall be subject to applicable taxes, withholding and other required, normal or elected employee deductions.

24.	COUNTERPARTS. This Agreement and any amendment to it may be executed in one or more counterparts. All of such counterparts shall constitute one and the same agreement and shall become effective when a copy signed by each party has been delivered to the other party.

25.	HEADINGS. Section and other headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CORINTHIAN COLLEGES, INC.

By:
Name:
Its:	Chief Executive Officer

EMPLOYEE

[Employee’s Name]

EXHIBIT A

FORM OF GENERAL RELEASE AGREEMENT

This Severance and General Release Agreement (“Agreement”) is entered into and effective as of the __ day of ________ 20__, by and between _______________ (“Employee”), an individual, and Corinthian Colleges, Inc., a Delaware corporation (the “Company”).

In consideration of the mutual covenants and releases contained in this Agreement, Employee and the Company hereby agree as follows:

1. Effective Date of Termination. Employee’s employment with the Company in any and all capacities will terminate or did terminate, effective as of the close business on _____ __, 200_ (the “Separation Date”). Effective on the Separation Date, without further action or formality required on the part of any party or person, Employee will be deemed to have resigned all offices and directorships Employee holds or held with the Company.

2. Employment Prior to Separation Date. Prior to the Separation Date, Employee will continue to diligently provide services to the Company as an employee, subject to the Company’s personnel and other policies, including without limitation, the Employment Agreement between Employee and the Company dated as of ________ __, 200_ (the “Employment Agreement”), as well as comply with all applicable laws, including without limitation, state and federal securities laws.

3. Payments by the Company. The Company shall pay Employee within 60 days from his or her execution of the Agreement, assuming Employee does not revoke it, the Lump Sum Payment consistent with the terms of Section 5(d) of the Employment Agreement. [Modify if Severance is pursuant to Section 7(a) of the Employment Agreement.]

4. Cooperation Following Separation. The Company and Employee agree to reasonably cooperate with each other following the Separation Date. Specifically, and without limiting the foregoing sentence, following the Separation Date, Employee will be available as reasonably requested by the Company in order to assist in the orderly transition of business matters under Employee’s management and other matters in which Employee was involved during his or her employment with the Company. If and as necessary, Employee also agrees to cooperate with the Company in connection with any litigation or arbitration matters or any regulatory inquiries in which the Company is or becomes involved and which concern matters in which Employee was involved during his or her employment with the Company, for which Employee’s assistance is reasonably requested by the Company. The Company will pay any out-of-pocket expenses incurred by Employee in connection with his or her assistance pursuant to this section.

5. Trade Secrets/Confidential Information, Agreement not to Disclose, Property of Company, Unfair Competition, Solicitation of Employees.

(a) Employee acknowledges and agrees that Employee continues to be bound by the terms of Sections 8 (Trade Secrets/Confidential Information), 9 (Agreement Not to Disclose), 10 (Property of Company), 11 (Unfair Competition), and 12 (Solicitation of Employees) of the Employment Agreement.

(b) Employee represents and agrees that the terms, conditions, payments, benefits and the existence of this Agreement and settlement are strictly confidential and that Employee will not disclose any information concerning this Agreement and settlement to anyone except as required by applicable law, or to legal counsel, immediate family, or financial advisors, all of whom will have first been informed of and agreed to be bound by this confidentiality provision.

(c) Employee also agrees that he or she will not make, circulate or publish any statement, or do any act or thing, that is intended to or might reasonably be expected to disparage the Company or any of its officers or directors, present the Company or any of its officers or directors in a negative light, or damage or lower the reputation of the Company or any of its officers or directors.

(d) Employee understands and agrees that any breach of this Section 5 is a material breach of the Agreement.

6. Release by Employee.

(a) Employee, on behalf of Employee, and his or her assigns, and successors, hereby fully releases and discharges and promises not to sue the Company and its parents, subsidiaries and affiliates, and their directors, officers, agents, insurers, employees, stockholders, partners, representatives, assigns and successors (collectively referred to as “Releasees”), from and with respect to any and all claims, wages, demands, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, and liabilities of whatever kind or nature, whether now known or unknown, suspected or unsuspected (collectively, “Claims”), which Employee now owns or holds or Employee has at any time prior to the date of execution of this Agreement owned or held or may in the future hold as against any Releasee, arising out of or in any way connected with Employee’s employment relationship with, or separation from, the Company or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Agreement including, without limiting the generality of the foregoing, any Claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the Equal Pay Act, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the California Family Rights Act, or any other federal, state or local law, regulation or ordinance, or any Claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, or disability. Notwithstanding the foregoing, nothing in this Agreement releases the Company from its obligation to indemnify and hold harmless Employee for any expense, liability and loss of Employee by reason of being or having been a director or officer of the Company, consistent with the Bylaws of the Company.

(b) Employee hereby expressly waives any and all rights and benefits conferred by the provisions of Section 1542 of the California Civil Code, which provides: “A general release does not extend to a claim which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” It is the intention of Employee that this release applies to any Claim that exists or might arise, even if based on Claims or facts in addition to or different from those which Employee currently knows or believes to exist, and the release will be a bar to such claims.

(c) Without limiting the generality of the foregoing, Employee expressly acknowledges and agrees that, by entering into this Agreement, Employee is waiving any and all rights or claims that Employee may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement. Employee also expressly acknowledges and agrees that Employee: (a) received consideration, i.e., something of value, beyond that to which he or she was already entitled before signing this Agreement; (b) was advised by this Agreement to consult with an attorney before signing this Agreement; (c) was advised that he or she has the right to take 21 days [or 45 days if applicable — modify as appropriate] to review and execute this Agreement and if Employee signed the Agreement prior to the expiration of that time period, Employee acknowledges that he or she waived such right and voluntarily executed this Agreement prior to the expiration of such time period; and (d) was informed that he or she has seven (7) days following the date of execution of the Agreement in which to revoke it.

7. Arbitration. In the event that either party is compelled to bring a Claim related to this Agreement, to enforce the provisions of the Agreement, to recover damages as a result of a breach of the Agreement, or from any other cause, such Claim must be processed in the manner set forth below.

(a) THE SOLE AND EXCLUSIVE METHOD TO RESOLVE ANY CLAIM IS ARBITRATION. EACH PARTY WAIVES THE RIGHT TO A JURY TRIAL OR COURT TRIAL. Neither party shall initiate or prosecute any lawsuit in any way related to any Claim covered by this Agreement.

(b) The arbitration shall be binding, and conducted before a single arbitrator in accordance with the terms of Section 22 of the Employment Agreement.

8. Entire Agreement. This instrument constitutes and contains the entire agreement and understanding concerning Employee’s employment with the Company, and termination from the same, and the other subject matters addressed herein, and supersedes and replaces all prior negotiations and agreements, proposed or otherwise, whether written or oral, concerning the subject matters hereof, except Sections 8, 9, 10, 11, 12 and 22 of the Employment Agreement, except to the extent inconsistent with a specific term of this Agreement, in which case this Agreement shall control. This is a fully integrated document.

9. Severability. If any provision of this Agreement or the application of any provision is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

10. Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

11. Headings. The headings of the various sections in this Agreement are intended solely for convenience of reference and shall not be deemed or construed to explain, modify or place any construction upon the sections.

The parties acknowledge that they have read the foregoing Agreement and accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

EXECUTED this _____ day of ___________ 200_, at ____________________ County, _________________.

[Employee]

EXECUTED this ___ day of ____ 200_, at Orange County, California.

CORINTHIAN COLLEGES, INC.

By

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